Alcoa and subsidiaries                                 EXHIBIT 11


         Computation of Earnings (Loss) per Common Share
                For the six months ended June 30
               (in millions, except share amounts)


                                                      1995         1994
                                                   ----------   ----------

 1. Income (loss) applicable to common stock
      before extraordinary loss *                        $412.2         $4.0

 2. Weighted average number of common shares
      outstanding during the period                 178,424,528  177,414,490

 3. Primary earnings (loss) per common share
      before extraordinary loss (1 divided by 2)          $2.31         $.02

 4. Fully diluted earnings (loss) before
      extraordinary loss (1)                             $412.2         $4.0

 5. Shares issuable under compensation plans             24,046       87,576

 6. Shares issuable upon exercise of dilutive
      outstanding stock options (treasury stock
      method)                                         1,194,010      485,308

 7. Fully diluted shares (2 + 5 + 6)                179,642,584  177,987,374

 8. Fully diluted earnings (loss) per common
      share before extraordinary loss (4
      divided by 7)                                       $2.29         $.02



Per share amounts for 1994 have been restated to reflect the two-for-one stock split which occurred in February, 1995.

*  After preferred dividend requirement

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